FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Fourth Amendment (“Amendment”) dated as of March 1, 2019 (the “Effective Date”) is made to the Second Amended and Restated Transfer Agency and Service Agreement dated August 31st, 2015, as amended (the “Agreement”), between RUSSELL INVESTMENT COMPANY, a Massachusetts business trust hereinafter called the “Trust,” and RUSSELL INVESTMENTS FUND SERVICES, LLC, a Washington limited liability company hereinafter called the “Transfer Agent.”

WHEREAS, the Trust and the Transfer Agent desire to amend Schedule 2.1 of the Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Effective March 1, 2019, Schedule 2.1 dated March 1, 2018 is replaced in its entirety with Schedule 2.1 dated March 1, 2019, attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Fourth Amendment to the Second Amended and Restated Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENT COMPANY		RUSSELL INVESTMENTS FUND SERVICES, LLC

By:		By:
Name:	Mark E. Swanson	Name:	Geoffrey E. Black
Title:	Treasurer	Title:	Director, Transfer Agent Services

Amendment No. 4 – RIC Transfer Agency and Service Agreement

SCHEDULE 2.1

FEES

Dated March 1, 2019

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from each series of the Fund an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Share Class	Transfer Agency Fee
Classes A, C, C1, E, M, S, T, R1, R4 and R5	0.20%
Classes P and R6	0.05%
Class Y	0.0044%

Amendment No. 4 – RIC Transfer Agency and Service Agreement